Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Reports First Quarter 2020 Results Above Guidance Range

HIGHLIGHTS

•	First quarter 2020 loss per diluted share from continuing operations was $(0.58) compared to $(0.26) for the same period in 2019.

•
First quarter 2020 adjusted earnings per diluted share from continuing operations was $0.37, above the Company's guidance range and $0.04, or 12%, above first quarter 2019, driven in large part by TreeHouse's ability to service significant demand related to COVID-19.

•
TreeHouse reaffirmed its full year 2020 guidance of $2.40 - $2.65 for adjusted earnings per diluted share from continuing operations, net sales between $4.10 and $4.40 billion and free cash flow of $250 to $300 million, however the Company noted that there continues to be uncertainty around the nature, timing and magnitude of changes in future sales and earnings attributable to the spread of COVID-19 in North America.

Oak Brook, IL, May 7, 2020 — TreeHouse Foods, Inc. (NYSE: THS) today reported first quarter GAAP loss per diluted share from continuing operations of $(0.58) compared to $(0.26) reported for the first quarter of 2019. The Company had adjusted earnings per diluted share from continuing operations1 of $0.37 in the first quarter of 2020 compared to $0.33 in the first quarter of 2019.

"We want to thank all of our employees for working tirelessly - in our manufacturing plants, as we have ramped up production; in our warehouses, as we have been working diligently to fulfill orders; and throughout our customer-facing organization, as we have partnered with our customers to service the heightened order flow. I’m very proud of the way the entire TreeHouse organization has come together in the midst of the COVID-19 crisis to deliver solid operational, commercial and financial results,” said Steve Oakland, Chief Executive Officer and President. “First quarter adjusted EPS of $0.37 and revenue of $1.08 billion came in above our expectations, as our hard work over the last three years to transform the business and our reorganization from three to two divisions have enabled us to quickly and successfully escalate production to meet the significantly higher demand for food and beverages during this pandemic.”

"I'm very pleased with our performance in the first quarter. Our retail business responded well to the unprecedented demand in March related to pantry stocking and higher at-home consumption, and more than offset the declines in our food-away-from-home business,” said Bill Kelley, EVP and Chief Financial Officer. “Organic net sales1 rose 2.6% versus last year, and exceeded our original expectations for a year-over-year decline, driven by the anticipated carryover of prior year lost distribution and pricing adjustments. Our first quarter adjusted EBITDA1 of $98.7 million was in line with our guidance range for the first quarter, despite incurring additional costs to add production shifts and ensure labor availability throughout our network of manufacturing and distribution facilities across the country.”

 __________________________________________________

1
Adjusted earnings per diluted share from continuing operations, organic net sales, and adjusted EBITDA from continuing operations are Non-GAAP financial measures. See “Comparison of Adjusted Information to GAAP Information” for the definitions of the Non-GAAP measures, information concerning certain items affecting comparability, and reconciliations of the GAAP to Non-GAAP measures.

OUTLOOK

TreeHouse reaffirmed its full year 2020 guidance for adjusted earnings from continuing operations of $2.40 to $2.65 per diluted share, net sales of $4.10 to $4.40 billion, and free cash flow of $250 to $300 million. The Company continues to focus on financial flexibility and anticipates current cash balances, cash flows from operations, and available sources of liquidity will be sufficient to meet cash needs.

In regard to the outlook for the balance of the year, Mr. Oakland said, “While we are very encouraged by the performance of our operations during this unprecedented period, we believe it is too early to fully appreciate how the balance of the year may unfold, given the uncertainty around the duration and potentially longer-lasting impact of the nation’s stay-at-home practices in response to COVID-19. We have taken into account a number of factors and contemplated a wide range of potential outcomes - including, but not limited to, varying levels of demand in retail grocery, increased expenses to meet that demand, and declines in the food-away-from-home market. As such, we believe it is prudent to maintain our original guidance for 2020.”

In regard to the outlook for the second quarter, TreeHouse anticipates the following:

•	Adjusted earnings per diluted share from continuing operations of $0.40 to $0.50, up approximately 13% year-over-year at the midpoint

•	Net sales between $1.05 to $1.09 billion, up approximately 4% year-over-year at the midpoint

•	Adjusted EBITDA from continuing operations of $105 to $120 million, up approximately 7% year-over-year at the midpoint

The Company is not able to reconcile prospective adjusted earnings per diluted share from continuing operations and prospective adjusted EBITDA (Non-GAAP) to the most comparable GAAP financial measure without unreasonable effort due to the inherent uncertainty and difficulty of predicting the occurrence, financial impact, and timing of certain items impacting GAAP results. These items include, but are not limited to, mark-to-market adjustments of derivative contracts, foreign currency exchange on the re-measurement of intercompany notes, or other non-recurring events or transactions that may significantly affect reported GAAP results.

FIRST QUARTER 2020 FINANCIAL RESULTS

Net sales for the first quarter of 2020 totaled $1,084.9 million compared to $1,066.8 million for the same period last year, an increase of 1.7%. The change in net sales from 2019 to 2020 was due to the following:

Three Months
(unaudited)

Volume/mix excluding SKU rationalization and divestitures	3.1%
Pricing	(0.5)
Total change in organic net sales[1]	2.6%
Volume/mix related to divestitures	(0.5)
SKU rationalization	(0.3)
Foreign currency	(0.1)
Total change in net sales	1.7%

Organic net sales increased 2.6% in the first quarter of 2020 compared to 2019 driven by:

•	Volume/mix excluding SKU rationalization and divestitures was favorable 3.1% year-over-year primarily due to increased demand as a result of the COVID-19 pandemic, which outpaced distribution losses.

•	Pricing was unfavorable 0.5% driven by the carryover impact of prior year pricing adjustments.

The year-over-year increase in organic net sales was partially offset by volume/mix related to the divestiture of the two In-Store Bakery facilities, which was unfavorable 0.5%. The Company's efforts to simplify and rationalize low margin SKUs from the product portfolio was unfavorable 0.3% within its Snacking & Beverages segment and foreign exchange was unfavorable 0.1% year-over year.

Gross profit as a percentage of net sales was 18.0% in the first quarter of 2020, compared to 18.4% in the first quarter of 2019, a decrease of 0.4 percentage points. The decrease is primarily due to unfavorable mix of lower margin business, unfavorable pricing primarily related to the carryover impact of prior year pricing adjustments, and incremental costs incurred in response to the COVID-19 pandemic, including increased production shifts, additional sanitation measures, and protective equipment. These increases were partially offset by lower restructuring program expenses.
Total operating expenses as a percentage of net sales were 15.2% in the first quarter of 2020 compared to 16.9% in the first quarter of 2019, a decrease of 1.7 percentage points. The decrease is primarily attributable to lower restructuring expenses of $18.5 million in the first quarter of 2020 compared to $28.2 million in the first quarter of 2019 and lower freight costs due to rate favorability and a reduction in spot market usage.
Total other expense increased by $66.3 million to $103.2 million in the first quarter of 2020 compared to $36.9 million in the first quarter of 2019. The increase was primarily related to non-cash mark-to-market expense from hedging activities, driven by interest rate swaps and commodity contracts, and unfavorable currency exchange rates between the U.S. and Canadian dollar during the respective periods.
Income tax benefit was recognized at an effective rate of 55.1% in the first quarter of 2020 compared to 32.2% in the first quarter of 2019. The change in the Company’s effective tax rate is primarily the result of a benefit recognized in 2020 due to the enactment of the CARES Act, a change in the amount of valuation allowance recorded against certain deferred tax assets, and a decrease in the amount of tax deductible stock based compensation.

Net loss from continuing operations for the first quarter of 2020 was $32.8 million, compared to $14.5 million for the same period of the previous year. Adjusted EBITDA from continuing operations1 was $98.7 million in the first quarter of 2020, a 1.3% decrease compared to the first quarter of 2019. The decrease in adjusted EBITDA was primarily due to unfavorable mix of lower margin business, mark-to-market losses on investments, and unfavorable pricing primarily related to the carryover impact of prior year pricing adjustments. This was partially offset by increased demand as a result of the COVID-19 pandemic and lower freight costs due to rate favorability and lower spot market usage.

Net income (loss) from discontinued operations increased $14.0 million in the first quarter of 2020 compared to the first quarter of 2019. Net income from discontinued operations in the first quarter of 2020 reflects the RTE Cereal business compared to the first quarter of 2019 which reflects the Snacks division and the RTE Cereal business.

Cash provided by operating activities of continuing operations was $68.5 million in the first three months of 2020 compared to cash used in operating activities of $65.4 million in the first three months of 2019, an increase of $133.9 million. The increase was primarily attributable to higher cash earnings and improved working capital. During the three months ended March 31, 2020, the Company drew $100.0 million from its $750.0 million Revolving Credit Facility as a precautionary measure to maximize financial flexibility, increase cash on hand, and ensure liquidity.

The Company’s three months 2020 and 2019 results included certain items noted below that, in management’s judgment, affect the comparability of earnings period-over-period.

RECONCILIATION OF DILUTED LOSS PER SHARE FROM CONTINUING OPERATIONS TO ADJUSTED DILUTED EARNINGS PER SHARE FROM CONTINIUNG OPERATIONS

	Three Months Ended March 31,
	2020	2019
	(unaudited)
Diluted loss per share from continuing operations (GAAP)	$(0.58)	$(0.26)
Mark-to-market adjustments	1.13	0.28
Restructuring programs & other	0.35	0.57
Foreign currency loss (gain) on re-measurement of intercompany notes	0.26	(0.03)
Tax indemnification	0.01	(0.01)
Change in regulatory requirements	0.01	—
COVID-19	(0.09)	—
Taxes on adjusting items	(0.72)	(0.22)
Adjusted diluted EPS from continuing operations (Non-GAAP)	$0.37	$0.33

CHANGE IN SEGMENT RESULTS

On January 1, 2020, the Company changed how it manages its business, allocates resources, and goes to market, which resulted in modifications to its organizational and segment structure. As a result, the Company reorganized from a three segment structure previously organized by product category (Baked Goods, Beverages, and Meal Solutions) to a two segment structure organized by market dynamics (Snacking & Beverages and Meal Preparation). In connection with this segment reorganization, the Company also recast expenses related to its commercial sales organization from direct selling, general, and administrative expense previously included within the segments to corporate unallocated selling, general, and administrative expense to align with the revised organizational structure. All prior period information has been recast to reflect this change in reportable segments. Refer to Exhibit 99.2 of the Company's Current Report on form 8-K filed today for additional detail.

FIRST QUARTER 2020 SEGMENT RESULTS

	Three Months Ended March 31,
	Meal Preparation		Snacking & Beverages
	2020	2019	2020	2019
	(unaudited, dollars in millions)
Net sales	$673.6	$670.7	$411.3	$396.1
Direct operating income	86.3	90.8	48.1	46.9
Direct operating income percent	12.8%	13.5%	11.7%	11.8%

The change in net sales from the first quarter of 2019 to the first quarter of 2020 was due to the following:

	Three Months Ended March 31,
	Meal Preparation		Snacking & Beverages
	Dollars	Percent	Dollars	Percent
	(unaudited, dollars in millions)
2019 Net sales	$670.7		$396.1
Volume/mix excluding SKU rationalization and divestitures	6.8	1.0%	25.5	6.5%
Pricing	(3.3)	(0.5)	(2.2)	(0.5)
Volume/mix related to divestitures	—	—	(4.7)	(1.3)
SKU rationalization	—	—	(3.4)	(0.9)
Foreign currency	(0.6)	(0.1)	—	—
2020 Net sales	$673.6	0.4%	$411.3	3.8%

Volume/mix related to divestitures		—		1.3
SKU rationalization		—		0.9
Foreign currency		0.1		—
Percent change in organic net sales		0.5%		6.0%

Meal Preparation

Net sales in the Meal Preparation segment increased $2.9 million, or 0.4%, in the first quarter of 2020 compared to the first quarter of 2019. The change in net sales was due to favorable volume/mix mostly from increased demand as a result of the COVID-19 pandemic, which outpaced distribution losses. This was partially offset by unfavorable pricing due to the carryover impact of prior year pricing adjustments and unfavorable foreign currency. Excluding the impact of foreign currency, organic net sales in the Meal Preparation segment increased by 0.5% year-over-year.

Direct operating income as a percentage of net sales decreased 0.7 percentage points in the first quarter of 2020 compared to the first quarter of 2019. This decrease was primarily due to unfavorable mix of lower margin business, partially offset by favorable volume as a result of the COVID-19 pandemic and lower freight costs due to rate favorability and reduced spot market usage.

Snacking & Beverages

Net sales in the Snacking & Beverages segment increased $15.2 million, or 3.8%, in the first quarter of 2020 compared to the first quarter of 2019. The change in net sales was due to favorable volume/mix, including the impact of divestitures, mostly from increased demand as a result of the COVID-19 pandemic, which outpaced distribution losses. This was partially offset by efforts to simplify and rationalize low margin SKUs and unfavorable pricing primarily related to the carryover impact of prior year pricing adjustments. Excluding the impact of the divested In-Store Bakery facilities and SKU rationalization, organic net sales in the Snacking & Beverages segment increased 6.0% year-over-year.

Direct operating income as a percentage of net sales decreased 0.1 percentage point in the first quarter of 2020 compared to the first quarter of 2019. The decrease primarily resulted from lower throughput at the Broth plants as a result of the higher year-end inventory balance and unfavorable pricing related to the carryover impact of prior year pricing adjustments. This was partially offset by lower freight costs due to rate favorability, reduced spot market usage, an increase in customer pick-up, and favorable volume/mix.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s first quarter earnings will be held at 8:30 a.m. (Eastern Time) today. The live audio webcast and a supporting slide deck will be available on the Company’s website at www.treehousefoods.com/investors/investor-overview/default.aspx

DISCONTINUED OPERATIONS

Beginning in the third quarter of 2019, the Company determined that both its Snacks division and its RTE Cereal business met the discontinued operations criteria and as such, both businesses have been excluded from continuing operations and segment results for all periods presented.

ASSETS HELD FOR SALE

During the fourth quarter of 2019, the Company reached the decision to sell two of its In-Store Bakery facilities located in Fridley, Minnesota and Lodi, California. These two facilities are within the Snacking & Beverages reporting segment. On January 10, 2020, the Company entered into a definitive agreement to sell these facilities. On April 17, 2020, the Company completed the sale of these facilities. The Company determined the associated assets met the held for sale accounting criteria as of March 31, 2020 and December 31, 2019 and were classified accordingly in the Condensed Consolidated Balance Sheets. These two facilities did not meet the criteria to be presented as a discontinued operation.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The Company has included in this release measures of financial performance that are not defined by GAAP (“Non-GAAP”). A Non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Operations, Condensed Consolidated Statements of Comprehensive Income (Loss), Condensed Consolidated Statements of Stockholders' Equity, and the Condensed Consolidated Statements of Cash Flows. The Company believes these measures provide useful information to the users of the financial statements as we also have included these measures in other communications and publications.

For each of these Non-GAAP financial measures, the Company provides a reconciliation between the most directly comparable GAAP measure and the Non-GAAP measure, an explanation of why management believes the Non-GAAP measure provides useful information to financial statement users, and any additional purposes for which management uses the Non-GAAP measure. This Non-GAAP financial information is provided as additional information for the financial statement users and is not in accordance with, or an alternative to, GAAP. These Non-GAAP measures may be different from similar measures used by other companies.

Organic Net Sales

Organic Net Sales is defined as reported net sales excluding the impacts of SKU rationalization, foreign currency, and the net sales associated with the divestiture of the In-Store Bakery facilities, which closed on April 17, 2020, for the three months ended March 31, 2020 and 2019. This information is provided in order to allow investors to make meaningful comparisons of the Company's sales between periods and to view the Company's business from the same perspective as Company management.

Adjusted Earnings Per Diluted Share from Continuing Operations, Adjusting for Certain Items Affecting Comparability

Adjusted earnings per diluted share from continuing operations (“adjusted diluted EPS”) reflects adjustments to GAAP loss per diluted share from continuing operations to identify items that, in management’s judgment, significantly affect the assessment of earnings results between periods. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. As the Company cannot predict the timing and amount of charges that include, but are not limited to, items such as acquisition, integration, divestiture, and related costs, mark-to-market adjustments on derivative contracts, foreign currency exchange impact on the re-measurement of intercompany notes, restructuring programs, and other items that may arise from time to time that would impact comparability, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation, or in determining earnings estimates. The reconciliation of the GAAP measure of diluted loss per share from continuing operations as presented in the Condensed Consolidated Statements of Operations, excluding certain items affecting comparability, to adjusted diluted earnings per share from continuing operations is presented above.

Adjusted Net Income from Continuing Operations, Adjusted EBIT from Continuing Operations, Adjusted EBITDA from Continuing Operations, Adjusted Net Income Margin from Continuing Operations, Adjusted EBIT Margin from Continuing Operations and Adjusted EBITDA Margin from Continuing Operations, Adjusting for Certain Items Affecting Comparability

Adjusted net income from continuing operations represents GAAP net loss from continuing operations as reported in the Condensed Consolidated Statements of Operations adjusted for items that, in management’s judgment, significantly affect the assessment of earnings results between periods as outlined in the adjusted diluted EPS section above. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. This measure is also used as a component of the Board of Directors' measurement of the Company’s performance for incentive compensation purposes and is the basis of calculating the adjusted diluted EPS from continuing operations metric outlined above.

Adjusted EBIT from continuing operations represents adjusted net income from continuing operations before interest expense, interest income, and income tax expense. Adjusted EBITDA from continuing operations represents adjusted EBIT from continuing operations before depreciation and amortization expense. Adjusted EBIT from continuing operations and adjusted EBITDA from continuing operations are performance measures commonly used by management to assess operating performance, and the Company believes they are commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance between periods.

Adjusted net income margin from continuing operations, adjusted EBIT margin from continuing operations and adjusted EBITDA margin from continuing operations are calculated as the respective metric defined above as a percentage of net sales as reported in the Condensed Consolidated Statements of Operations adjusted for items that, in management’s judgment, significantly affect the assessment of earnings results between periods as outlined in the adjusted diluted EPS from continuing operations section above.

A full reconciliation between the relevant GAAP measure of reported net loss from continuing operations for the three month periods ended March 31, 2020 and 2019 calculated according to GAAP, adjusted net income from continuing operations, adjusted EBIT from continuing operations, and adjusted EBITDA from continuing operations is presented in the attached tables. Given the inherent uncertainty regarding adjusted items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

Free Cash Flow from Continuing Operations

In addition to measuring the Company’s cash flow generation and usage based upon the operating, investing, and financing classifications included in the Condensed Consolidated Statements of Cash Flows, we also measure free cash flow from continuing operations which represents net cash provided by operating activities from continuing operations less capital expenditures. The Company believes free cash flow is an important measure of operating performance because it provides management and investors a measure of cash generated from operations that is available for mandatory payment obligations and investment opportunities such as funding acquisitions, repaying debt, repurchasing outstanding senior debt, and repurchasing common stock. A reconciliation between the relevant GAAP measure of cash provided by operating activities from continuing operations for the three months ended March 31, 2020 and 2019 calculated according to GAAP and free cash flow from continuing operations is presented in the attached tables.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a leading manufacturer and distributor of private label packaged foods and beverages in North America. We have 36 production facilities across North America and two in Italy, and our vision is to be the undisputed solutions leader for custom brands for our customers. Our extensive product portfolio includes snacking, beverages, and meal preparation products, available in shelf stable, refrigerated, frozen, and fresh formats. We have a comprehensive offering of packaging formats and flavor profiles, and we also offer clean label, organic, and preservative-free ingredients across almost our entire portfolio. Our purpose is to make high quality food and beverages affordable to all.

Additional information, including TreeHouse’s most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse’s website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information are based on our beliefs, as well as assumptions made by us, using information currently available. The words “anticipate,” “believe,” “estimate,” “project,” “expect,” “intend,” “plan,” “should,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. We do not intend to update these forward-looking statements following the date of this press release.

Such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this press release and other public statements we make. Such factors include, but are not limited to: risks related to the impact of the recent COVID-19 outbreak on our business, suppliers, consumers, customers and employees; the success of our restructuring programs, our level of indebtedness and related obligations; disruptions in the financial markets; interest rates; changes in foreign currency exchange rates; customer concentration and consolidation; raw material and commodity costs; competition; disruptions or inefficiencies in our supply chain and/or operations, including from the recent COVID-19 outbreak; our ability to continue to make acquisitions in accordance with our business strategy; changes and developments affecting our industry, including consumer preferences; the outcome of litigation and regulatory proceedings to which we may be a party; product recalls; changes in laws and regulations applicable to us; disruptions in or failures of our information technology systems; labor strikes or work stoppages; and other risks that are set forth in the Risk Factors section, the Legal Proceedings section, the Management’s Discussion and Analysis of Financial Condition and Results of Operations section, and other sections of our Annual Report on Form 10-K for the year ended December 31, 2019, and from time to time in our filings with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions, except per share data)

	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$330.4	$202.3
Receivables, net	292.8	270.6
Inventories	537.8	544.0
Prepaid expenses and other current assets	97.5	44.5
Assets held for sale	26.3	27.0
Assets of discontinued operations	128.3	131.1
Total current assets	1,413.1	1,219.5
Property, plant, and equipment, net	1,022.3	1,045.2
Operating lease right-of-use assets	166.0	175.3
Goodwill	2,097.9	2,107.3
Intangible assets, net	536.9	554.7
Other assets, net	34.8	37.4
Total assets	$5,271.0	$5,139.4
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$539.1	$508.4
Accrued expenses	331.2	273.2
Current portion of long-term debt	15.3	15.3
Liabilities of discontinued operations	8.1	16.5
Total current liabilities	893.7	813.4
Long-term debt	2,189.5	2,091.7
Operating lease liabilities	151.2	158.5
Deferred income taxes	114.8	101.5
Other long-term liabilities	133.7	143.4
Total liabilities	3,482.9	3,308.5
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 10.0 shares authorized, none issued	—	—
Common stock, par value $0.01 per share, 90.0 shares authorized, 56.4 and 56.2 shares issued and outstanding, respectively	0.6	0.6
Treasury stock	(83.3)	(83.3)
Additional paid-in capital	2,158.8	2,154.6
Accumulated deficit	(188.2)	(157.0)
Accumulated other comprehensive loss	(99.8)	(84.0)
Total stockholders’ equity	1,788.1	1,830.9
Total liabilities and stockholders’ equity	$5,271.0	$5,139.4

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share data)

	Three Months Ended March 31,
	2020	2019
Net sales	$1,084.9	$1,066.8
Cost of sales	890.0	870.6
Gross profit	194.9	196.2
Operating expenses:
Selling and distribution	65.1	70.2
General and administrative	63.6	62.3
Amortization expense	17.5	20.1
Other operating expense, net	18.5	28.1
Total operating expenses	164.7	180.7
Operating income	30.2	15.5
Other expense:
Interest expense	24.8	25.1
Loss (gain) on foreign currency exchange	14.4	(0.4)
Other expense, net	64.0	12.2
Total other expense	103.2	36.9
Loss before income taxes	(73.0)	(21.4)
Income tax benefit	(40.2)	(6.9)
Net loss from continuing operations	(32.8)	(14.5)
Net income (loss) from discontinued operations	1.6	(12.4)
Net loss	$(31.2)	$(26.9)

Earnings (loss) per common share - basic:
Continuing operations	$(0.58)	$(0.26)
Discontinued operations	0.03	(0.22)
Net loss per share basic (1)	$(0.55)	$(0.48)

Earnings (loss) per common share - diluted:
Continuing operations	$(0.58)	$(0.26)
Discontinued operations	0.03	(0.22)
Net loss per share diluted (1)	$(0.55)	$(0.48)

Weighted average common shares:
Basic	56.3	56.1
Diluted	56.3	56.1

Supplemental Information:
Depreciation and amortization	$49.8	$55.0

(1) The sum of the individual per share amounts may not add due to rounding.

The following table reconciles the Company’s net loss from continuing operations to adjusted net income from continuing operations, adjusted EBIT from continuing operations, and adjusted EBITDA from continuing operations for the three months ended March 31, 2020 and 2019:
TREEHOUSE FOODS, INC.
RECONCILIATION OF NET LOSS FROM CONTINUING OPERATIONS TO ADJUSTED NET INCOME, ADJUSTED EBIT AND ADJUSTED EBITDA FROM CONTINUING OPERATIONS
(Unaudited, in millions)

		Three Months Ended March 31,
		2020	2019
Net loss from continuing operations (GAAP)		$(32.8)	$(14.5)
Mark-to-market adjustments	(1)	64.1	15.9
Restructuring programs & other	(2)	19.7	32.1
Foreign currency loss (gain) on re-measurement of intercompany notes	(3)	14.9	(1.6)
Tax indemnification	(4)	0.8	(0.3)
Change in regulatory requirements	(5)	0.7	—
COVID-19	(6)	(5.1)	—
Less: Taxes on adjusting items		(41.6)	(12.7)
Adjusted net income from continuing operations (Non-GAAP)		20.7	18.9
Interest expense		24.8	25.1
Interest income		(4.0)	(2.6)
Income tax benefit (excluding COVID-19 tax benefit)		(34.2)	(6.9)
Add: Taxes on adjusting items		41.6	12.7
Adjusted EBIT from continuing operations (Non-GAAP)		48.9	47.2
Depreciation and amortization	(7)	49.8	52.8
Adjusted EBITDA from continuing operations (Non-GAAP)		$98.7	$100.0

Adjusted net income margin from continuing operations		1.9%	1.8%
Adjusted EBIT margin from continuing operations		4.5%	4.4%
Adjusted EBITDA margin from continuing operations		9.1%	9.4%

		Location in Condensed	Three Months Ended March 31,
		Consolidated Statements of Operations	2020	2019
			(unaudited, in millions)
(1)	Mark-to-market adjustments	Other expense, net	$64.1	$15.9
(2)	Restructuring programs & other	Other operating expense, net	18.5	28.2
		Cost of sales	0.7	3.0
		General and administrative	0.5	0.9
(3)	Foreign currency loss (gain) on re-measurement of intercompany notes	Loss (gain) on foreign currency exchange	14.9	(1.6)
(4)	Tax indemnification	Other expense, net	0.8	(0.3)
(5)	Change in regulatory requirements	Cost of sales	(0.1)	—
		Selling and distribution	0.7	—
		General and administrative	0.1	—
(6)	COVID-19	Cost of sales	0.9	—
		Income tax benefit	(6.0)	—
(7)	Depreciation included as an adjusting item	Cost of sales	—	1.4
		General and administrative	—	0.8

TREEHOUSE FOODS, INC.
CASH FLOW KEY METRICS
(Unaudited, in millions)

	Three Months Ended March 31,
	2020	2019
Net Cash Flows Provided By (Used In):
Operating activities - from continuing operations	$68.5	$(65.4)
Investing activities - from continuing operations	(26.0)	(35.4)
Financing activities - from continuing operations	92.3	(14.8)
Cash flows from discontinued operations	(6.3)	26.4

TREEHOUSE FOODS, INC.
RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES - CONTINUING OPERATIONS TO FREE CASH FLOW FROM CONTINUING OPERATIONS
(Unaudited, in millions)

	Three Months Ended March 31,
	2020	2019

Cash flow provided by (used in) operating activities - continuing operations	$68.5	$(65.4)
Less: Capital expenditures	(31.1)	(35.3)
Free cash flow from continuing operations	$37.4	$(100.7)